EXHIBIT 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-32044, 333-16077, 333-84384, 333-57330, 333-63660, 33-12207, 33-58500, 33-63917, 333-43171, 333-43175, 333-63985 and 333-97031) of M&T Bank Corporation of our report dated March 11, 2002, except for note 22, which was as of March 14, 2002, relating to the Consolidated Financial Statements of Allfirst Financial Inc. for the years 2001 and 2000, which appears in this Form 8-K. We also consent to the reference to us under the heading “Experts” in Registration Statements (Nos. 33-32044, 333-16077, 333-84384, 333-57330, 333-63660, 33-12207, 33-58500, 333-43171, 333-43175, 333-63985 and 333-97031).

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 11, 2003